As filed with the Securities and Exchange Commission on March 30, 2006
Registration No. 333–

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S–8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIDELITY NATIONAL TITLE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	16-1725106 (I.R.S. Employer Identification No.)

601 Riverside Avenue Jacksonville, Florida (Address of Principal Executive Offices)	32204 (Zip Code)
Fidelity National Financial Group 401(k) Profit Sharing Plan
(Full Title of the Plan)
Peter T. Sadowski, Esq.
Executive Vice President and General Counsel
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent For Service)
(904) 854–8100
(Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Securities	Amount To Be	Offering Price	Aggregate	Registration
To Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee
Common Stock, par value $0.0001 per share	10,000,000	$22.09	$220,900,000	$23,636.30

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be subject to issuance as a result of anti–dilution and other provisions of the Fidelity National Financial Group 401(k) Profit Sharing Plan (the “FNF Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sale prices for the shares of common stock as reported in the consolidated reporting system on March 24, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:
1.	The Registrant’s Current Report on Form 10-K for the fiscal year ended December 31, 2005;

2.	The Registrant’s Current Reports on Form 8-K filed January 9, 2006, January 24, 2006 and February 14, 2006; and

3.	The description of the Registrant’s Common Stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form 8–A filed with the SEC on September 27, 2005, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post–effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
     Article XII of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides that to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     ARTICLE VIII, Section 8.1 of the Registrant’s Restated Bylaws (the “Restated Bylaws”) provides that, subject to board approval, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or served any other enterprise as a director or officer at the request of the corporation or any predecessor of the corporation. The rights of indemnification under the Restated Bylaws are not exclusive of any other rights to which any director or officer of the corporation may be entitled apart from the provisions of Article VIII.
     The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director of the Registrant may be required to bear the economic burden of the foregoing liabilities and expenses.
     In addition to the indemnification provided for in the Registrant’s Certificate and Restated Bylaws, the Registrant has purchased directors’ and officers’ liability insurance which would insure the Registrant’s directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on October 19, 2005).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Form S-1, Registration No. 333-126402, filed with the SEC on August 18, 2005).

5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 29, 2006.

FIDELITY NATIONAL TITLE GROUP, INC.
/s/ Anthony J. Park
Anthony J. Park
Chief Financial Officer

Power of Attorney and Signatures
     We, the undersigned directors and officers of Fidelity National Title Group, Inc. (the “Company”), hereby severally appoint Raymond R. Quirk and Anthony J. Park, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley, II William P. Foley, II	Chairman of the Board of Directors	March 29, 2006
/s/ Raymond R. Quirk Raymond R. Quirk	Chief Executive Officer (Principal Executive Officer)	March 29, 2006
/s/ Anthony J. Park Anthony J. Park	Chief Financial Officer (Principal Financial and Accounting Officer)	March 29, 2006
/s/ William G. Bone William G. Bone	Director	March 29, 2006
/s/ Willie D. Davis Willie D. Davis	Director	March 29, 2006
/s/ John F. Farrell, Jr. John F. Farrell, Jr.	Director	March 29, 2006

Signature	Title	Date
/s/ Philip G. Heasley Philip G. Heasley	Director	March 29, 2006
/s/ William A. Imparato William A. Imparato	Director	March 29, 2006
/s/ Donald M. Koll Donald M. Koll	Director	March 29, 2006
/s/ General William Lyon General William Lyon	Director	March 29, 2006
/s/ Frank P. Willey Frank P. Willey	Director	March 29, 2006

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the SEC on October 19, 2005).

4.2	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Form S-1, Registration No. 333-126402, filed with the SEC on August 18, 2005).

5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).